                         FOR IMMEDIATE RELEASE
David Kelley
224-727-2535
dkelley@littelfuse.com

Littelfuse Appoints Todd Kelsey to Board of Directors

Chicago, August 11, 2026 — Littelfuse, Inc. (NASDAQ: LFUS), a leader in developing smart solutions that enable safe and efficient electrical energy transfer, today announced the appointment of Todd Kelsey to the company’s board of directors. Kelsey was also appointed to the Compensation Committee.
“We are pleased to welcome Todd to the Littelfuse Board of Directors,” said Gordon Hunter, Littelfuse Chairman of the Board of Directors. “Todd brings extensive global experience as well as technology, engineering, and manufacturing expertise across our end markets. His operational perspective, public company board experience, and track record of leading a multinational organization will be valuable as we continue to execute on our strategic priorities and deliver long-term value for our stakeholders.”
Kelsey is the President and Chief Executive Officer of Plexus Corp., a global technology enterprise with approximately 20,000 employees and 27 sites across seven countries. Plexus partners with leading OEMs to design, manufacture and service highly complex products in demanding regulatory environments for markets including Aerospace/Defense, Industrial, SemiCap, Data Center and Healthcare/Life Sciences. Kelsey became President and Chief Executive Officer of Plexus in 2016. He joined the company in 1994 as a design engineer and has held several leadership roles, including Executive Vice President and Chief Operating Officer, Executive Vice President of Global Customer Services and Senior Vice President of Engineering Solutions.

In addition to his leadership at Plexus, Kelsey has served on multiple corporate and community boards, including as Vice Chair of the Board and Audit Committee Chair for Steelcase Inc. He currently serves as Vice Chair of the Board for Wisconsin Manufacturers and Commerce. Kelsey earned bachelor’s and master’s degrees in electrical engineering from the University of Wisconsin-Madison and an MBA from the University of Wisconsin-Oshkosh.

About Littelfuse
Littelfuse, Inc. (NASDAQ: LFUS) is a diversified, industrial technology manufacturing company empowering a sustainable, connected, and safer world. Across more than 20 countries, and with approximately 18,000 global associates, we partner with customers to design and deliver innovative, reliable solutions. Serving over 100,000 end customers, our products are found in a variety of industrial, transportation, and electronics end markets–everywhere, every day. Learn more at Littelfuse.com.

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